FORM OF

EQUIPMENT SALES CONTRACT

Reference No.:

Date of Execution:

Place of Execution:

Buyer: ____________________________

Seller: Tibet Changdu Shengfeng Industry Development Co., Ltd.

Buyer and Seller, adhering to the principles of equality and mutual benefits and through friendly consultations, for the deal concerning the _______________ (hereinafter referred to as the “equipment”) agree to enter into this Contract:

Name, Specification, Origin, Price, Quantity and Amount of the Object

Article 1:	The commercial name, specification, price, quantity and amount of the equipment which is purchased by Buyer and is sold by Seller.

Unit: RMB Yuan

Commercial Name of the Equipment	Model	Unit	Unit Price	Quantity	Total Amount
____________________	__________	Set	__________	1	__________
Total Prices (Capitalization)	RMB ________

Article 2:	Quality: in accordance with the enterprise’s standard of the equipment’s manufacturer.

Article 3:	Package: Seller shall adopt the package suitable for railway or highway’s transportation.

Method of Buyer’s Payment

Article 4:	The payment shall be payable in five (5) installments.

The first installment:	Within three (3) days of this Contract being effective, Buyer will pay the first installment of RMB __________ to Seller.

The second installment:
Within thirty (30) days of this Contract being effective, Buyer will pay the second installment of RMB __________ to Seller and by this means Buyer will have paid 30% of this Contract’s consideration in total to Seller;

The third installment:
After the equipment room being checked and accepted, Buyer will pay the third installment of RMB __________ which is 30% of the total consideration within 30 days of seller issuing the Forwarding in Preparation Declaration;

The fourth installment:
After the equipments’ transportation, installment & debugging, and check & acceptance being accomplished, Buyer will pay the fourth installment of RMB __________ which is 30% of the total consideration within 30 days of Buyer and Seller’s representatives executing the Testing Report for Check and Acceptance;

The fifth installment:
After the equipment being installed, checked and accepted, Buyer will pay the remaining sum of RMB __________ to Seller within one year of Buyer and Seller’s representatives executing the Testing Report.

Article 5:	After receiving the total payment from Buyer, Seller will draw an invoice in due form according to all gathering invoices returned by Buyer.

Delivery Method of the Equipment

Article 6:
Construction of the equipment room: After the Contract being effective, Seller will provide the Guidance Handbook for Equipment Room’s Construction which is drafted according to the related State standard and provisions, and Buyer will authorize a design entity with corresponding qualification to accomplish the capital construction’s design of the equipment room. The blueprint of the equipment room shall be examined and approved by Seller; once Seller subscribe its opinion in writing Buyer can process the construction upon such blueprint, and Buyer shall complete the construction of the equipment room in 3 months.

Article 7:
Check and acceptance of the equipment room: Buyer will send an Equipment Room Check & Acceptance Notice to Seller after the equipment room’s construction is accomplished. Within 3 days of Seller receiving the Equipment Room Check & Acceptance Notice, Seller may arrange the technical staff dispatched by the equipment’s manufacturer to act as Seller’s representative, and to check and accept the equipment room according to the blueprint and the Guidance Handbook for Equipment Room’s Construction. While the technical staff dispatched by the equipment’s manufacturer affirms that the equipment room complies with the requirements in the Guidance Handbook for Equipment Room’s Construction, the representatives of The Parties will sign on the Equipment Room’s Check and Acceptance Form.

Article 8:
Delivery Arrangement: Seller is responsible for delivery of the equipment and transporting the equipment to the place appointed by Buyer; Buyer is responsible for appointing and arranging the space which are in compliance with the conditions of the equipment’s preservation and maintaining the equipment and Buyer will be responsible for the safe keeping after the equipment being arrival.

Article 9:
Conditions of the equipment’s delivery: Seller will organize the delivery of the equipment upon it receiving the second installment from Buyer and transport the equipment to the place appointed by Buyer after the representatives of the Parties affirming the eligibility of the equipment room.

Article 10:	Transportation insurance: Seller shall be liable for the insurance of transporting the equipment and the insurance in the course of transportation.

Article 11:
After the equipment being transported to the appointed place, the responsibility of maintaining the equipment is on Buyer; from the date of the equipment being transported to the place appointed by Buyer to the date of Buyer paying off the total payment, the risks of the equipment being destroyed or loss shall be carried by Buyer.

Article 12:
Unpacking inspection: Within three days of taking delivery of the equipment at the place appointed by Buyer, the representatives of Buyer and Seller shall make unpacking inspection. The package shall be unpacked only the representatives appointed by Buyer and Seller are on site. Any Party cannot unpack the package, install or debug the equipment without authorization. If the unpacking without authorization results in any damage (such as the shortage or destruction), the Party of unpacking shall be liable for the losses of it.

Installment, Debugging and Inspection of the Equipment

Article 13:
Corresponding conditions’ preparation: For the purpose of succeed in the work of installation and debugging and inspecting and operating the equipment on time, Buyer shall provide necessary convenient conditions for Seller’s installation and examination work, including but not limited to providing exterior line and coordinating the relations with other relevant authorities and so on.

Article 14:
Examination Method: Seller will organize the function test and examination within 7 days of the accomplishment of equipment’s installation. Buyer and Seller shall appoint respective representatives to supervise all functions’ test on site. If the result of test is acceptable, the Parties shall sign on the examination and test report and file such report. If any Party refuse to participate in the functions’ test and examination without reasonable ground, the result of test and examination conducted by the other Party alone will be effective.

Rights and Obligations of Seller

Article 15:	Seller shall accomplish such equipment’s production within the three months of Buyer paying the first installment upon the provisions of the Contract.

Article 16:	Seller shall deliver the equipment for transportation within seven (7) days of the equipment room being checked and accepted and the second installment being paid to Seller’s account by Buyer.

Article 17:
After this Contract being effective, Seller will provide the Guidance Handbook for Equipment Room’s Construction which is drafted according to the related State standard and provisions. While the equipment room is accomplished, Seller will check and accept the equipment room upon the blueprint and the Guidance Handbook for Equipment Room’s Construction. If the equipment room is eligible the Equipment Room’s Check and Acceptance Form shall be signed. If any unqualified part is found during the process of check and acceptance, Buyer is liable to arrange modification and change upon the opinion of Seller’s representative (technical staff dispatched by the equipment’s manufacturer) until the requirements of the Guidance Handbook for Equipment Room’s Construction are satisfied. Seller reserve the right of re-examination. Only if the equipment room of Buyer complies with the requirements from the Guidance Handbook for Equipment Room’s Construction, Seller will deliver and install the equipment hereunder.

Article 18:
Technical support: Seller will provide technical support to the sold equipment hereunder. Seller will provide one-year’s guarantee to keep the equipment in good repair from the date of the Parties executing the examination and test report.

Article 19:	The followings are excluded from the scope of guarantee:

1. The fault is caused by the maintenance of the person who is not trained and recognized by Seller

2. The fault is caused by using the computer system and its accessories provided by the Party other than Seller;

3. The fault is caused by the improper operation and maintenance of Buyer and/or the operator of Buyer;

4. The fault is caused by Buyer or any third party making unwarranted design, modification and change to the equipment’s operation system or parts without Seller’s permission;

5. The fault is caused by natural disaster and other force majeure;

6. The fault is caused by the wrong which cannot be attributed to Seller.

Article 20:
Exclusion of fault: Seller promise that if any fault is arising in the term of guarantee, the technical representative of Seller shall instruct Buyer to exclude the fault by fax, telephone and/or e-mail within 24 hours of receiving Buyer’s notice in writing. If the fault is not excluded, Seller shall dispatch persons for on-site repair services within 24 hours of receiving the request in writing again, the relating expenses are borne by Seller. Provided the term of guarantee being expired and there is any fault with the equipment, the Parties shall stipulate the time of maintenance, the service charge shall be collected according to the Service Charge Standard made by the equipment’s manufacturer; if any part or accessory need to be exchanged, the part or accessory shall be charged additional expenses according to the Price List for Part & Accessory made by the equipment’s manufacturer.

Article 21:
In the term of guarantee Seller shall be responsible for regular examination of the provided equipment’s focal qualification semiannually and shall provide related report, any generated expenses shall be borne by Seller. While the term of guarantee is expired, Buyer will be charged the expenses of annually examining the equipment according to the Service Charge Standard.

Article 22:
If in term of guarantee any fault is with the equipment and its parts and is informed to Seller in writing, Seller must provide free maintenance and part for replacement; the replaced parts will be Seller’s properties.

Article 23:	Seller can provide services of exchanging Cobalt Resource, Buyer shall bear relevant expenses.

Article 24:
Seller provides four weeks’ trainings which is relevant to using the equipment and maintenance to Buyer’s staff, the detailed training time shall be negotiated by the Parties additionally. The content of the training includes fundamental theory, operation and maintenance, equipment clinic treatment. The training fee shall be borne by Seller. In accordance with the training record and the result of examination, Seller shall provide the examination results of the trainee to Buyer, and award the qualified trainee the qualification certification.

Rights and Obligations of Buyer

Article 25:
In accordance with the progress confirmed by the Parties, Buyer shall prepare all kinds of necessary licenses for purchase and installation within three months of this Contract being effective, and shall provide the copies of such licenses to Seller; the relevant expenses and risks shall be borne by Buyer.

Article 26:
Buyer shall obtain the Cobalt Resource’s transportation license and entry permit from the Public Health, Epidemic Prevention, Environmental Protection, and Police Departments of the place where the equipment located, and shall provide the duplicate of the permission to Seller; Buyer shall bear the relevant expenses and risks.

Article 27:
Buyer shall accomplish relevant work upon the progress regulated in this Contract. If Buyer’s delay causes the equipment and/or its accessories cannot be delivered on time, the time of Seller delivering and consignment shall be deferred accordingly, and Buyer shall bear relevant expenses and risks. However, such defer cannot effect Buyer pay the consideration upon the provisions of this Contract.

Article 28:
Buyer shall arrange the user of the equipment to dispatch three persons to join the equipment’s operation training organized by Seller, and shall ensure that the equipment’s operator is the person who obtains the qualification certification in the training.

Article 29:
Besides the treatment system clinic operation staff, there shall be a radiation physics staff and a professional mechanical and electric maintenance staff arranged by the equipment’s user for operating the equipment.

Article 30:	Buyer shall require the user to comply with the Quality Guarantee Procedure and the Operation Handbook which are provided by Seller to process the work hereunder.

Article 31:	Buyer shall require the user to provide the clinic data of the clinic treatment cases to Seller periodically upon Seller’s requirements.

Article 32:
Buyer shall keep confidential for all trade secrets which are relating to the equipment provided by Seller and not used in public, such as detailed technical data and commercial data. Whenever the above mentioned materials only can be used for this Contract’s performance and be exchanged among the persons relevant to this product; Buyer shall bear the consequence and result of the dispute caused by the disclosure.

Modification and Termination

Article 33:	This Contract and its appendixes may be modified or supplemented only after the Parties have executed and stamped for confirmation.

Article 34:	The Parties may decide to terminate the Contract ahead of time by mutual consent and make a written document with the Parties stamps hereof.

Article 35:
While any Party request to modify or terminate this Contract, the Party proposing such modification or termination shall notify the other Party in writing; the other Party shall answer such request in writing within three (3) days of receiving the written notice, otherwise the deferment and no answer will be regarded as tacit acquiescence.

Liability for Breach of Contract

Article 36:
If Seller cannot deliver the goods on time the payment of the third installment paid by Buyer can be deferred accordingly. If the goods’ delivery is deferred 30 days, it will be regarded as Seller unable to deliver the goods, and Buyer has the right to terminate this Contract and request Seller to return the paid amount; simultaneously, Buyer has right to request Seller to pay the fine for breach of this Contract amounting to 0.05% of the paid amount per day.

Article 37:
Provided Buyer cannot pay all or party of the amount on time, Buyer shall pay the fine amounting to 0.05% of the deferred payment per date, and the delivery date of Buyer may be deferred accordingly. If such default exceeds thirty (30) days, it will be regarded as Buyer breaching the Contract and Seller has the right to take back the delivered equipment; if the product has already been delivered and used, Buyer shall be liable for the equipment’s cease, any losses and liabilities caused by Buyer deferring its payment. Seller shall have the right to claim the compensation from the defaulting party.

Article 38:
Should a Party be directly prevented from performing this Contract or be delayed in performing this Contract by an event of force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseen events, the happening and consequences of which are unpreventable and unavoidable, the affected Party shall notify the other Party by cable without delay and, within fifteen (15) days thereafter, provide detailed information regarding the event of force majeure and valid certificate thereof, explaining the reason for its inability to perform this Contract. Such certificate as proof of the existence of force majeure shall be issued by the notary public office at the locality where the event of force majeure occurred. The Parties shall, through consultation, decide whether to terminate this Contract, or release part of the affected Party’s responsibilities to perform this Contract, or delay the performance hereof.

Dispute Resolution

Article 39:
Any dispute arising out of this Contract or from its performance shall be resolved through friendly consultation between the Parties. If the dispute cannot be resolved, the dispute shall be submitted to the arbitration committee in accordance with its arbitration proceeding and rules. The arbitral award shall be final and binding upon the Parties.

Contract’s Effectiveness and Miscellaneous

Article 40:	This Contract shall be effective on the date of the Parties’ legal representatives executing and affixing a seal on this Contract.

Article 41:
Matters not covered in this Contract shall be dealt with in separate instruments to be entered into by the Parties through friendly consultations. Such supplementary instrument shall have the same legal force as this Contract.

Article 42:	The terminologies or the name applied in this Contract and its appendixes shall have the meanings as followings:

1. The Equipment: _______________ (__________ Model) which is constituted by the mainframe, electric control system, Cobalt Resource, stereo orientation system, and _______________ system and so on.

2. Mainframe: the mainframe of the equipment.

3. Cobalt Resource: Cobalt - 60 radiation resource.

4. Installing the resource: the process of putting the Cobalt Resource into the equipment

5. Changing the resource: taking the old Cobalt Resource out of the Equipment and putting it into an empty container and processing the disposal of the wasted resources, and putting the new Cobalt Resource into the equipment.

Article 43:	Contract Appendix:

1. The equipment’s configure list

Article 44:	This Contract is executed in quadruplicate. Each Party hereto shall hold two (2) counterparts.

Buyer:	Seller:

(Seal)	Seal)

Signature of the Representative	Signature of the Representative

Date:	Date: